Exhibit 99.1

Calavo Growers, Inc. Announces Third Quarter and Nine-Month

Period Ended July 31, 2025 Financial Results

SANTA PAULA, Calif., September 9, 2025 (GLOBE NEWSWIRE) -- Calavo Growers, Inc. (Nasdaq-GS: CVGW), a global leader in sourcing, packing and distribution of fresh avocados, tomatoes, papayas and processing of guacamole and other avocado products, today reported its financial results for the third fiscal quarter and nine-month period ended July 31, 2025.

Third Quarter Financial Overview

●	Total net sales were $178.8 million, a decrease of less than one percent from the prior year.
o	Fresh segment sales were $155.9 million, a 5% decrease from the prior year.
o	Prepared segment sales were $22.9 million, a 40% increase from the prior year.
●	Gross profit was $18.2 million, a 9% decrease from the prior year quarter. This quarter included approximately $4.2 million of discrete costs associated with a temporary Food and Drug Administration (“FDA”) detention hold on certain avocado imports from Mexico. The hold resulted in third-party inspection and testing costs, incremental logistics and handling expenses, and inventory write-downs on fruit diverted or sold at distressed prices. We believe these costs are unusual and not reflective of normal business operations.
o	Fresh segment gross profit was $12.4 million, a 32% decrease from the prior year.
o	Prepared segment gross profit was $5.8 million, a 201% increase from the prior year.
●	Selling, general, and administrative (“SG&A”) expenses were $9.2 million, a 12% decrease from the prior year.
●	Net income from continuing operations attributable to Calavo Growers, Inc. was $4.7 million, or $0.26 per diluted share, compared to $5.4 million, or $0.30 per diluted share, in the prior year.
●	Adjusted net income[1] was $10.2 million, or $0.57 per diluted share, compared to $10.0 million, or $0.56 per diluted share, in the prior year.
●	Adjusted EBITDA was $15.1 million, compared to $12.9 million in the prior year.

Adjusted net income (loss), adjusted net income (loss) per diluted share, and adjusted EBITDA are non-GAAP financial measures. See “Non-GAAP Financial Measures” below for additional information. In addition, reconciliations to the most directly comparable GAAP financial measures are included at the end of this press release.

1 During the third quarter of fiscal 2025, we modified our calculation of Adjusted Net Income to add back stock-based compensation expense. Management believes this change enhances comparability with industry peers and provides a clearer representation of our core operating performance. Prior-period amounts have been recast for comparability where applicable. This adjustment does not impact previously reported GAAP financial results.

Third Quarter Highlights for Continuing Operations

●	Fresh segment results reflected an 8% decrease in cartons sold, driven by declines in both avocado and tomato carton sales.
●	Gross profit included approximately $4.2 million of discrete costs related to a temporary FDA detention hold, as noted above.
●	Prepared segment net sales increased primarily due to a 35% increase in sales volume.
●	SG&A expenses declined primarily due to lower professional and consulting fees (including reduced Foreign Corrupt Practices Act (“FCPA”) investigation-related legal expenses), partially offset by increased bonus expense.
●	The Board of Directors declared a quarterly cash dividend of $0.20 per share to be paid on October 31, 2025 to shareholders of record on September 30, 2025.
●	On September 2, 2025, the U.S. Department of Justice officially notified us that it has closed its FCPA inquiry related to our operations in Mexico.

Nine-Month Period Ended July 31, 2025 Financial Overview

●	Total net sales were $523.8 million, a 7% increase from the prior year period.
o	Fresh segment sales were $470.3 million, a 6% increase from the prior year period.
o	Prepared segment sales were $53.5 million, a 10% increase from the prior year period.
●	Gross profit was $52.0 million, a 1% increase from the prior year period.
o	Fresh segment gross profit was $38.6 million, a 6% decrease from the prior year period.
o	Prepared segment gross profit was $13.4 million, a 27% increase from the prior year period.
●	SG&A expenses were $29.8 million, a 19% decrease from the prior year period.
●	Net income from continuing operations attributable to Calavo Growers, Inc. was $16.1 million, or $0.89 per diluted share, compared to $9.3 million, or $0.52 per diluted share, in the prior year period.
●	Adjusted net income increased to $23.8 million, or $1.33 per diluted share, compared to $19.2 million, or $1.08 per diluted share in the prior year period.
●	Adjusted EBITDA was $35.7 million, compared to $29.9 million in the prior year period.

Nine-Month Period Ended July 31, 2025 Highlights for Continuing Operations

●	Fresh segment results reflected a decline in avocado and tomato sales, together with approximately $4.2 million of discrete costs in the third quarter related to a temporary FDA detention hold on certain avocado imports from Mexico. The hold resulted in third-party inspection and testing costs, incremental logistics and handling expenses, and inventory write-downs on fruit diverted or sold at distressed prices. We believe these costs are unusual and not reflective of normal business operations. Tomato performance was also pressured by adverse weather and abundant domestic supply, that reduced import demand.
●	Prepared segment sales and profitability increased meaningfully, driven by higher volumes, lower fruit input costs, and improved operating efficiencies.

●	SG&A expenses declined 19% compared to the prior year period, reflecting a reduction in professional and consulting fees (including reduced FCPA investigation-related legal expenses), a reduction in compensation expenses reflecting lower headcount and severance costs and a decrease in stock-based compensation expenses.

Management Commentary

“Our third quarter results highlight both the challenges and the opportunities in our business,” said Lee Cole, President and Chief Executive Officer of Calavo Growers, Inc. “On the Fresh segment side, results were adversely affected by the temporary FDA detention hold tied to trace detection of Imazalil, a postharvest fungicide not approved for use on avocados, in a single shipment from our Mexican facility. This required enhanced testing and slowed cross-border movement. In addition, third quarter avocado selling prices were significantly lower sequentially versus the second quarter as avocado supply from Mexico, California, and Peru converged. In contrast, our Prepared segment delivered outstanding growth with higher volumes.”

“As of September 2, 2025, the FDA matter has been resolved. This was the first detention hold in the history of Calavo de Mexico since operations began in 1998, and we believe it was a non-recurring event,” Cole continued. “We also achieved an important legal milestone in August, when a Federal Court in Mexico formally recognized Calavo de Mexico as a maquila, which we believe strengthens our position to recover value-added tax (“IVA”) receivables and bolsters our defense in the 2013 assessment. Combined with the momentum in our Prepared segment, where July sales, on a monthly run-rate basis, annualize to over $100 million and where we currently project Prepared segment sales of approximately $115 million for fiscal 2026, I believe Calavo is well positioned for growth and increased shareholder value.”

Third Quarter 2025 Consolidated Financial Review for Continuing Operations

Total net sales for the third quarter of 2025 were $178.8 million, compared to $179.6 million for the third quarter of 2024, a less than 1% decrease.

●	Fresh segment sales were $155.9 million, down 5% year over year, reflecting an 8% decrease in overall cartons sold, including lower avocado volumes (down 5%) and tomato volumes (down 27%).
●	Prepared segment sales were $22.9 million, up 40%, driven primarily by volume growth of approximately 35%, complemented by modestly higher average selling prices, reflecting strong demand and the benefits of scaling programs with customers.

Gross profit for the third quarter was $18.2 million (10% of net sales), compared to $20.1 million (10% of net sales) in the prior year period.

●	Fresh segment gross profit was $12.4 million, down 32%, primarily due to lower avocado volumes and approximately $4.2 million of discrete costs associated with a temporary FDA detention hold on certain avocado imports from Mexico. This $4.2 million reflects incremental period costs and inventory valuation impacts. We have submitted an insurance claim related to the FDA detention hold costs and are pursuing recovery from the insurance company under this claim.
●	Prepared segment gross profit increased to $5.8 million (up 201%), primarily reflecting improved operational efficiency and stronger cost management.

SG&A expenses totaled $9.2 million, down 12% from the prior year quarter, primarily due to a reduction in professional and consulting fees (including lower FCPA investigation-related legal expenses), partially offset by increased bonus expense.

Net income from continuing operations attributable to Calavo Growers, Inc. was $4.7 million, or $0.26 per diluted share, compared to $5.4 million, or $0.30 per diluted share, in the prior-year quarter. Adjusted net income was $10.2 million, or $0.57 per diluted share, compared to $10.0 million, or $0.56 per diluted share, in the prior year quarter. Adjusted EBITDA was $15.1 million, compared to $12.9 million in the prior year quarter.

Nine-Month 2025 Consolidated Financial Review for Continuing Operations

Total net sales for the nine months ended July 31, 2025 were $523.8 million, compared to $491.6 million in the same period in 2024, representing a 7% increase.

●	Fresh segment sales were $470.3 million, up 6%, driven by higher average avocado pricing year over year, partially offset by a decline in avocado and tomato sales.
●	Prepared segment sales were $53.5 million, up 10%, reflecting higher volumes and expanded programs with key customers.

Gross profit for the nine-month period was $52.0 million, or 10% of net sales, compared to $51.5 million, or 10% of net sales, in the same period last year.

●	Fresh segment gross profit was $38.6 million, down 6% from the prior year period, primarily reflecting lower avocado and tomato volumes and approximately $4.2 million of discrete costs associated with a temporary FDA detention hold on certain avocado imports from Mexico in the third quarter. Tomato gross profit decreased, primarily due to both lower volume and modestly reduced average selling prices. Tomato demand was pressured by adverse weather conditions and abundant domestic supply, which limited import opportunities and compressed margins.
●	Prepared segment gross profit increased 27% to $13.4 million, reflecting higher sales volumes, lower fruit input costs compared to last year, and improved operating efficiencies.

SG&A expenses for the nine-month period were $29.8 million, down 19% from the prior year period, primarily due to a reduction in professional and consulting fees (including reduced FCPA investigation-related legal expenses), a reduction in compensation expenses reflecting lower headcount and severance costs, and a decrease in stock-based compensation expenses.

Net income from continuing operations attributable to Calavo Growers, Inc. was $16.1 million, or $0.89 per diluted share, compared to $9.3 million, or $0.52 per diluted share, in the prior year period. Adjusted net income was $23.8 million, or $1.33 per diluted share, compared to $19.2 million, or $1.08 per diluted share, in the prior-year period. Adjusted EBITDA was $35.7 million, compared to $29.9 million in the prior year period.

Balance Sheet and Liquidity

We ended the third quarter with cash and cash equivalents of $63.8 million and $114.3 million in available liquidity, which we define as cash and cash equivalents plus available borrowing capacity under our revolving credit facility. We had no borrowings under our credit facility and had total debt of $5.1 million consisting of other long-term obligations and finance leases as of July 31, 2025.

Non-GAAP Financial Measures

This press release includes non-GAAP measures EBITDA, adjusted EBITDA, adjusted net income (loss) and adjusted net income (loss) per diluted share, which are not prepared in accordance with U.S. generally accepted accounting principles, or “GAAP.” EBITDA is defined as net income (loss) from continuing operations attributable to Calavo Growers, Inc. excluding (1) interest income and expense, (2) income tax (benefit) provision, (3) depreciation and amortization and (4) stock-based compensation expense. Adjusted EBITDA is EBITDA with further adjustments for (1) acquisition-related costs, (2) restructuring-related costs, including certain severance costs, (3) certain litigation, internal investigation and other related costs, (4) foreign currency gain (loss), and (5) asset impairments, (6) impact of discrete tariff or other tax charges that are distortive to results, and (7) one-time items. We believe adjusted EBITDA affords investors a different view of the overall financial performance of the Company than adjusted net income (loss) and the GAAP measure of net income (loss) from continuing operations. The adjustments to calculate EBITDA and adjusted EBITDA are items recognized and recorded under GAAP in particular periods but might be viewed as not necessarily coinciding with the underlying business operations for the periods in which they are so recognized and recorded.

Adjusted net income (loss) is defined as net income (loss) from continuing operations attributable to Calavo Growers, Inc. excluding (1) acquisition-related costs, (2) restructuring-related costs, including certain severance costs, (3) certain litigation, internal investigation and other related costs, (4) foreign currency loss (gain), (5) asset impairments, (6) impact of discrete tariff or other tax charges that are distortive to results, and (7) one-time items. Adjusted net income (loss) and the related measure of adjusted net income (loss) per diluted share exclude certain items that are recognized and recorded under GAAP in particular periods but might be viewed as not necessarily coinciding with the underlying business operations for the periods in which they are so recognized and recorded. We believe adjusted net income (loss) affords investors a different view of the overall financial performance of the Company than adjusted EBITDA and the GAAP measure of net income (loss) from continuing operations.

Management believes these measures are useful to investors because they (i) help isolate unusual items not indicative of ongoing operations and (ii) reflect how management monitors operating performance and allocates resources.

Reconciliations of non-GAAP financial measures to the most directly comparable GAAP financial measures are provided in the financial tables below. Items are considered one-time in nature if they are non-recurring, infrequent or unusual and have not occurred in the past two years or are not expected to recur in the next two years, in accordance with SEC rules. Non-GAAP information should be considered as supplemental in nature and not as a substitute for, or superior to, any measure of performance prepared in accordance with GAAP. None of these metrics are presented as measures of liquidity. The way the Company measures EBITDA, adjusted EBITDA and adjusted net income (loss) may not be comparable to similarly titled measures presented by other companies and may not be identical to corresponding measures used in Company agreements.

About Calavo Growers, Inc.

Calavo Growers, Inc. (Nasdaq: CVGW) is a global leader in the processing and distribution of avocados, tomatoes, papayas and guacamole. Calavo products are sold under the trusted Calavo brand name, proprietary sub-brands, private label and store brands. Founded in 1924, Calavo has a rich culture of innovation, sustainable practices and market growth. The Company serves retail grocery, foodservice, club stores, mass merchandisers, food distributors and wholesalers worldwide. Calavo is headquartered in Santa Paula, California, with facilities throughout the U.S. and Mexico. Learn more about The Family of Fresh™ at calavo.com.

Safe Harbor Statement

This press release contains statements relating to future events and results of Calavo (including financial projections and business trends) that are “forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995, that involve risks, uncertainties, and assumptions. These statements are based on our current expectations and are not promises or guarantees. If any of the risks or uncertainties materialize or the assumptions prove incorrect, the results of Calavo may differ materially from those expressed or implied by such forward-looking statements and assumptions. The use of words such as “anticipates,” “estimates,” “expects,” “projects,” “intends,” “plans,” and “believes,” among others, generally identify forward-looking statements. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including, but not limited to, any projections of revenue, gross profit, expenses, income/(loss) from unconsolidated entities, earnings, earnings per share, tax provisions, cash flows and currency exchange rates; the impact of acquisitions or debt or equity investments or other financial items; any statements of the plans, strategies and objectives of management for future operations, including execution of restructuring and integration (including information technology systems integration) plans; any statements regarding current or future macroeconomic trends or events and the impact of those trends and events on Calavo and its financial performance; statements regarding pending internal or external investigations, legal claims or tax disputes; statements regarding our cybersecurity risk management and planned enhancements to controls and documentation; statements regarding working capital and liquidity, including the timing and magnitude of tariff prepayments and the timing of expected IVA refund collections in Mexico; statements regarding the potential timing and outcomes of legal and tax proceedings in Mexico, including the expected recovery of IVA receivables and the resolution of assessments by the Mexican Tax Administrative Service (“SAT”); statements regarding potential changes in Mexico’s tax policies or enforcement actions and the expected effects on our operations, costs, tax positions or liquidity; any statements of expectation or belief; and any statements about future risks associated with doing business internationally (including possible restrictive U.S. and foreign governmental actions, such as restrictions on transfers of funds, restrictions as a result of trade protection measures such as import/export/customs duties, tariffs and/or quotas).

Risks and uncertainties that may cause our actual results to be materially different from any future results expressed or implied by the forward-looking statements include, but are not limited to, the following: the ability of our management team to work together successfully; the impact of weather on market conditions; seasonality of our business; sensitivity of our business to changes in market prices of avocados and other agricultural products and other raw materials including fuel, packaging and paper; changes or actions associated with USDA-APHIS and the Mexican Secretary of Agriculture, Secretariat of Agriculture and Rural Development (SADER) phytosanitary regulations (certification regulation for the importation of Hass avocados to the United States); potential disruptions to our supply chain; risks associated with potential future acquisitions, including integration; potential exposure to data breaches and other cyber-attacks on our systems or those of our suppliers or customers; dependence on large customers; dependence on key personnel and access to labor necessary for us to render services; susceptibility to wage inflation; potential for labor disputes; reliance on co-packers for a portion of our production needs; competitive pressures, including from foreign growers; risks of recalls and food-related injuries to our customers; changing consumer preferences; the impact of environmental regulations, including those related to climate change; risks associated with the environment and climate change, especially as they may affect our sources of supply; our ability to develop and transition new products and services and enhance existing products and services to meet customer needs, including but not limited to new guacamole products; risks associated with doing business internationally (including possible non-compliance with U.S. and foreign laws applicable to international trade and dealings and possible restrictive U.S. and foreign governmental actions, such as restrictions on transfers of funds and trade protection measures such as import/export/customs duties, tariffs and/or quotas and currency fluctuations); risks associated with receivables from, loans to and/or equity investments in unconsolidated entities; volatility in the value of our common stock; the impact of macroeconomic trends and events; the effects of increased interest rates on our cost of borrowing and consumer purchasing behavior; the resolution of pending internal and external investigations, legal claims and tax disputes, including an assessment imposed by the SAT and our defenses against collection activities commenced by SAT; our ability to realize the expected expense savings from the sale of the Fresh Cut business; and risks related to enhanced regulatory scrutiny or inspection protocols, including detention holds by the FDA, which can result in shipment delays, third-party testing requirements, incremental logistics and handling costs, and inventory write-downs, and which could in the future result in additional delays, costs, loss of product value, and disruption to customer orders.

For further discussion of these risks and uncertainties and other risks and uncertainties that we face, please see the risk factors described in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission and any subsequent updates that may be contained in our Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission. Forward-looking statements contained in this press release are made only as of the date of this press release, and we undertake no obligation to update or revise the forward-looking statements, whether because of new information, future events or otherwise.

Investor Contact

Jeremy Apple

Senior Vice President

Financial Profiles, Inc.

calavo@finprofiles.com

310-622-8233

CALAVO GROWERS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)

	July 31,	October 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$63,754	$57,031
Accounts receivable, net of allowances of $3,430 (2025) and $3,624 (2024)	41,467	41,909
Inventories	30,328	34,157
Prepaid expenses and other current assets	8,411	9,976
Advances to suppliers	14,216	14,570
Income taxes receivable	936	936
Total current assets	159,112	158,579
Property, plant, and equipment, net	50,603	54,200
Operating lease right-of-use assets	16,813	18,316
Investments in unconsolidated entities	2,602	2,424
Deferred income tax assets	7,473	7,473
Goodwill	10,211	10,211
Other assets	54,435	49,916
Total assets	$301,249	$301,119
Liabilities and shareholders’ equity
Current liabilities:
Payable to growers	$31,849	$18,377
Trade accounts payable	9,772	8,742
Accrued expenses	10,459	28,149
Income tax payable	1,721	2,767
Other current liabilities	11,000	11,000
Current portion of operating leases	3,479	3,296
Current portion of finance leases	921	874
Total current liabilities	69,201	73,205
Long-term liabilities:
Long-term portion of operating leases	15,594	17,476
Long-term portion of finance leases	4,211	4,274
Other long-term liabilities	4,243	4,388
Total long-term liabilities	24,048	26,138
Commitments and contingencies
Shareholders’ equity:
Common stock ($0.001 par value, 100,000 shares authorized; 17,853 (2025) and 17,802 (2024) shares issued and outstanding)	18	18
Additional paid-in capital	178,803	177,973
Retained earnings	27,603	22,341
Total Calavo Growers, Inc shareholders’ equity	206,424	200,332
Noncontrolling interest	1,576	1,444
Total shareholders’ equity	208,000	201,776
Total liabilities and shareholders’ equity	$301,249	$301,119

CALAVO GROWERS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(in thousands, except per share amounts)

	Three months ended		Nine months ended
	July 31,		July 31,
	2025	2024	2025	2024
Net sales	$178,822	$179,596	$523,753	$491,585
Cost of sales	160,624	159,503	471,738	440,071
Gross profit	18,198	20,093	52,015	51,514
Selling, general and administrative	9,232	10,510	29,822	36,993
Expenses related to Mexican tax matters	307	225	858	810
Operating income	8,659	9,358	21,335	13,711
Foreign currency loss	(2,483)	(4,203)	(2,488)	(2,799)
Interest income	879	100	2,486	340
Interest expense	(199)	(833)	(616)	(2,619)
Other income, net	89	81	814	561
Income before income taxes and net income (loss) from unconsolidated entities	6,945	4,503	21,531	9,194
Income tax benefit (expense)	(1,807)	1,441	(5,598)	478
Net income (loss) from unconsolidated entities	(402)	(579)	178	(374)
Net income from continuing operations	4,736	5,365	16,111	9,298
Net loss from discontinued operations	—	(6,127)	—	(10,218)
Net income (loss)	4,736	(762)	16,111	(920)
Less: Net (income) loss attributable to noncontrolling interest	(22)	30	(132)	(17)
Net income (loss) attributable to Calavo Growers, Inc.	$4,714	$(732)	$15,979	$(937)

Calavo Growers, Inc.’s net income (loss) per share:
Basic
Continuing Operations	$0.26	$0.30	$0.90	$0.52
Discontinued Operations	$—	$(0.34)	$—	$(0.57)
Net income (loss) attributable to Calavo Growers, Inc	$0.26	$(0.04)	$0.90	$(0.05)

Diluted
Continuing Operations	$0.26	$0.30	$0.89	$0.52
Discontinued Operations	$—	$(0.34)	$—	$(0.57)
Net income (loss) attributable to Calavo Growers, Inc	$0.26	$(0.04)	$0.89	$(0.05)

Number of shares used in per share computation:
Basic	17,853	17,801	17,842	17,800
Diluted	17,899	17,842	17,893	17,848

CALAVO GROWERS, INC.

NET SALES AND GROSS PROFIT BY BUSINESS SEGMENT (UNAUDITED)

(in thousands)

	Fresh	Prepared	Total

	(All amounts are presented in thousands)
Three months ended July 31, 2025
Net sales	$155,851	$22,971	$178,822
Cost of sales	143,424	17,200	160,624
Gross profit	$12,427	$5,771	$18,198

Three months ended July 31, 2024
Net sales	$163,218	$16,378	$179,596
Cost of sales	145,043	14,460	159,503
Gross profit	$18,175	$1,918	$20,093

	Fresh	Prepared	Total

	(All amounts are presented in thousands)
Nine months ended July 31, 2025
Net sales	$470,307	$53,446	$523,753
Cost of sales	431,690	40,048	471,738
Gross profit	$38,617	$13,398	$52,015

Nine months ended July 31, 2024
Net sales	$442,999	$48,586	$491,585
Cost of sales	402,041	38,030	440,071
Gross profit	$40,958	$10,556	$51,514

CALAVO GROWERS, INC.

RECONCILIATION OF ADJUSTED NET INCOME AND ADJUSTED NET INCOME PER DILUTED SHARE (UNAUDITED)

(in thousands, except per share amounts)

The following table presents adjusted net income (loss) and adjusted net income (loss) per diluted share, each a non-GAAP measure, and reconciles them to net income (loss) attributable to Calavo Growers, Inc., and Diluted EPS, which are the most directly comparable GAAP measures. During the first quarter of fiscal 2025, we modified our calculation of Adjusted Net Income and Adjusted EBITDA to remove income (loss) from unconsolidated entities from excluded items. During the third quarter of fiscal 2025, we further modified our calculation of Adjusted Net Income to add back stock-based compensation expense. Management believes this modification enhances comparability with industry peers and provides a clearer representation of our core operating performance. Prior-period amounts have been recast for comparability where applicable. This modification does not impact previously reported GAAP financial results. See “Non-GAAP Financial Measures” earlier in this release for additional information about these non-GAAP financial measures.

	Three months ended July 31,		Nine months ended July 31,
	2025	2024	2025	2024
Net income from continuing operations	$4,736	$5,365	$16,111	$9,298
Less: Net (income) loss attributable to noncontrolling interest	(22)	30	(132)	(17)
Net income from continuing operations attributable to Calavo Growers, Inc.	4,714	5,395	15,979	9,281
Non-GAAP adjustments:
Restructure costs - consulting, management recruiting and severance (a)	—	—	—	1,037
Expenses related to Mexican tax matters (b)	307	225	858	810
Professional fees related to internal investigation and legal settlement and related expenses (c)	42	1,395	967	6,431
Foreign currency loss (gain) (d)	2,483	4,203	2,488	2,799
Tariffs (e)	11	—	951	—
Stock-Based Compensation	280	388	875	1,736
FDA Regulatory Hold–Related Charges (f)	4,231	—	4,231	—
Tax impact of adjustments (g)	(1,912)	(1,601)	(2,542)	(2,863)
Adjusted net income from continuing operations	$10,156	$10,005	$23,807	$19,231

Calavo Growers, Inc.’s continuing operations per share:
Diluted EPS from continuing operations (GAAP)	$0.26	$0.30	$0.89	$0.52
Adjusted net income from continuing operations per diluted share	$0.57	$0.56	$1.33	$1.08

Number of shares used in per share computation:
Diluted	17,899	17,842	17,893	17,848

(a)	For the nine months ended July 31, 2024, we incurred $0.9 million in severance and other costs and $0.1 million in stock-based compensation related to the departure of certain members of management.
(b)	For the three months ended July 31, 2025 and 2024, we incurred $0.3 million and $0.2 million of professional fees related to our Mexican tax matters. For the nine months ended July 31, 2025 and 2024, we incurred $0.8 million in each period. “Mexican tax matters” refers to proceedings with the SAT, including the recovery of IVA receivables, the 2013 assessment, and legal and advisory services connected to the recent court recognition of Calavo de México as a maquila. Additional information is provided in our Quarterly Report on Form 10-Q.
(c)	For the three months ended July 31, 2025, and 2024, we incurred less than $0.1 million and $1.4 million of professional and consulting fees related to the FCPA investigation in Mexico. For the nine months ended July 31, 2025, and 2024, we incurred $1.0 million and $6.4 million of professional and consulting fees related to the FCPA investigation in Mexico.
(d)	Foreign currency remeasurement losses, net of gains, were $2.5 million for the three- and nine-month periods ended July 31, 2025, compared to a net loss of $4.2 million and $2.8 million for the same periods in 2024.
(e)	For the three and nine months ended July 31, 2025, we incurred less than $0.1 million and $1.0 million in costs for tariffs that were levied primarily on United States-Mexico-Canada Agreement (USMCA) compliant goods sourced from Mexico, including over a three-day period (March 4, 2025 through March 6, 2025) before being lifted. Because of the abrupt and unanticipated nature of this discrete event, we were unable to pass the added cost on to customers, and we believe this expense was distortive to our results. In addition, we incurred certain minor tariffs related to fruit sourced from Peru during the third quarter of 2025.
(f)	Represents third-party inspection and testing costs, incremental logistics/handling expenses, and inventory write-downs on fruit diverted or sold at distressed prices, resulting from the temporary FDA detention hold on certain avocado imports from Mexico during our third fiscal quarter of 2025. We believe these costs are unusual and not reflective of normal business operations.
(g)	Tax impact of non-GAAP adjustments are based on effective year-to-date tax rates.

CALAVO GROWERS, INC.

RECONCILIATION OF EBITDA AND ADJUSTED EBITDA (UNAUDITED)

(in thousands)

The following table presents EBITDA and adjusted EBITDA, each a non-GAAP measure, and reconciles them to net income (loss) attributable to Calavo Growers, Inc., which is the most directly comparable GAAP measure. During the first quarter of fiscal 2025, we modified our calculation of Adjusted Net Income and Adjusted EBITDA to remove income (loss) from unconsolidated entities from excluded items. Management believes this modification enhances comparability with industry peers and provides a clearer representation of our core operating performance. Prior-period amounts have been recast for comparability where applicable. This modification does not impact previously reported GAAP financial results. See “Non-GAAP Financial Measures” earlier in this release for additional information about these non-GAAP financial measures.

	Three months ended July 31,		Nine months ended July 31,
	2025	2024	2025	2024
Net income from continuing operations	$4,736	$5,365	$16,111	$9,298
Less: Net (income) loss attributable to noncontrolling interest	(22)	30	(132)	(17)
Net income from continuing operations attributable to Calavo Growers, Inc.	4,714	5,395	15,979	9,281
Interest Income	(879)	(100)	(2,486)	(340)
Interest Expense	199	833	616	2,619
Provision for Income Taxes	1,807	(1,441)	5,598	(478)
Depreciation and Amortization	1,856	2,011	5,656	6,121
Stock-Based Compensation	280	388	875	1,736
EBITDA from continuing operations	$7,977	$7,086	$26,238	$18,939

Adjustments:
Restructure costs - consulting, management recruiting and severance (a)	—	—	—	967
Expenses related to Mexican tax matters (b)	307	225	858	810
Professional fees related to internal investigation and legal settlement and related expenses (c)	42	1,395	967	6,431
Foreign currency loss (gain) (d)	2,483	4,203	2,488	2,799
Tariffs (e)	11	—	951	—
FDA Regulatory Hold–Related Charges (f)	4,231	—	4,231	—
Adjusted EBITDA from continuing operations	$15,051	$12,909	$35,733	$29,946

See prior page for footnote references